Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated February 27, 2009 (November 9, 2009 as to the effect of the restatement in Note L) with respect to the consolidated financial statements of Vinyl Products, Inc. and its subsidiary for the years ended December 31, 2008 and 2007 included in Amendment No. 5 to the Registration Statement on Form S-1/A of Vinyl Products, Inc. filed with the Securities and Exchange Commission on January 13, 2010.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Traci J. Anderson, CPA

Huntersville, North Carolina
January 27, 2010